Exhibit 99.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 15, 2018, is entered into by and among BHN Holdings, Inc., a Delaware corporation (“Parent”), BHN Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) , P2 Capital Master Fund I, L.P., a Cayman Islands exempted limited partnership (“Master Fund I”), P2 Capital Master Fund VI, L.P., a Delaware limited partnership (“Master Fund VI”), P2 Capital Master Fund XII, L.P., a Delaware limited partnership (“Master Fund XII” and, together with Master Fund I and Master Fund VI, the “Stockholders”) and P2 Capital Partners, LLC, a Delaware limited liability company (the “Manager” and, together with the Stockholders, the “P2 Parties”).

WHEREAS, as of the date hereof, the P2 Parties are the record and beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share (“Common Stock”), of Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”) set forth opposite each Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any additional shares of Common Stock of the Company that are hereafter issued to, or otherwise acquired directly or indirectly or owned, upon the exercise of options, conversion of convertible securities, upon a stock dividend or distribution, upon a split-up, reverse stock split, recapitalization, combination, reclassification or otherwise, and any other securities issued by the Company beneficially or of record, by, the P2 Parties prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended, supplemented or waived from time to time in accordance with its terms (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the P2 Parties, and as an inducement and in consideration therefor, the P2 Parties (with respect to the Stockholders, solely in such Stockholder’s capacity as a holder of the Subject Shares) have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
AGREEMENT TO VOTE

1.1                               Agreement to Vote.  Subject to the terms of this Agreement, the Stockholders hereby irrevocably and unconditionally agree that, during the time this Agreement is in effect, at every annual or special meeting of the stockholders of the Company held with respect to the matters specified in Section 1.1(b), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company with respect to the matters specified in Section 1.1(b), the Stockholders shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon:

(a)                                 cause the Subject Shares to be counted as present thereat for purposes of determining a quorum; and

(b)                                 be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Subject Shares:

(i)                                     in favor of (A) adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and (B) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s stockholders is requested, including any proposal to adjourn or postpone any meeting of the Company’s stockholders held with respect to the matters specified in Section 1.1(b) (which is not opposed by Parent) to a later date if there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held;

(ii)                                  against (A) any change in the Company Board, (B) any Acquisition Proposal or any other proposal made in opposition to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, and (C) any other proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders under this Agreement or that that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, materially delay or adversely affect the Merger or other transactions contemplated by the Merger Agreement; and

(iii)                               in favor of any other matter submitted to the Company’s stockholders necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(c)                                  The Stockholders agree that the obligations specified in this Section 1.1 shall not be affected by any Change of Recommendation except to the extent the Merger Agreement is terminated as a result thereof.

(d)                                 Other than as disclosed on Schedule 2.5, during the time this Agreement is in effect, the Stockholders shall retain at all times the right to vote the Subject Shares in the Stockholders’ sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

1.2                               Grant of Irrevocable Proxy; Appointment of Proxy

(a)                                 Each Stockholder hereby irrevocably grant to, and appoint, Parent and any duly appointed designee thereof, as, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the shareholders of the Company on behalf of such Stockholder with respect to the matters set forth in Section 1.1(b)(i) and (ii), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of shareholders of the Company, and to vote all Subject Shares, or to grant a consent or approval in respect of the Subject Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company in accordance with the provisions of Section 1.1. Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 1.1(b)(i) and (ii).  The Stockholders hereby affirm that the proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholders under this Agreement.  The Stockholders hereby further affirm that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL during the term of this Agreement.

(b)                                 The Stockholders hereby represent that any proxies heretofore given in respect of the Subject Shares, if any, with respect to the matters set forth in Section 1.1(b)(i) and (ii) are revocable, and hereby revoke such proxies.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE P2 PARTIES

Except as set forth on the schedules attached hereto (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article II to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other sections), each P2 Party represents and warrants to Parent and Merger Sub that:

2.1                               Organization, Power and Authority. Each P2 party is duly incorporated or organized, validly existing and in good standing under the Laws of its governing jurisdiction and the consummation by each P2 Party of the transactions contemplated hereby are within the each P2 Party’s organizational powers and have been duly authorized by all necessary organizational actions on the part of each P2 Party.

2.2                               Authorization; Binding Agreement. Each P2 Party has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by each P2 Party, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the P2 Parties enforceable against the P2 Parties in accordance with its terms.

2.3                               Non-Contravention. The execution and delivery of this Agreement by the P2 Parties does not, and the performance by the P2 Parties of each P2 Party’s obligations hereunder and the consummation by the P2 Parties of the transactions contemplated hereby will not, (i) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien, charge, pledge, security interest, claim, adverse ownership interest or other encumbrance (collectively, “Liens”), other than Permitted Liens, on any of the Subject Shares pursuant to, any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on any P2 Party, (ii) violate any provision of each P2 Party’s organizational documents, or (iii) result in a violation or breach of, or constitute a default under any applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay the consummation by the P2 Parties of the transactions contemplated by this Agreement or otherwise adversely impact the P2 Parties’ ability to perform its obligations hereunder in any material respect.

2.4                               Ownership of Subject Shares; Total Shares.  (i) Each of the P2 Parties is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and each Stockholder has good, valid and marketable title to such Subject Shares owned by such Stockholder free and clear of any Liens in respect of such Subject Shares, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Liens”) and (ii) the Subject Shares owned by such Stockholder are all of the equity securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof.

2.5                               Voting Power.  Other than as provided in this Agreement, set forth on Schedule 2.5 or as would not reasonably be expected to prevent or materially delay the consummation by the P2 Parties of the transactions contemplated by this Agreement or otherwise adversely impact the P2 Parties’ ability to perform its obligations hereunder in any material respect, the P2 Parties have full voting power with respect to the Subject Shares, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement.  The P2 Parties have not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares.  Except as set forth on Schedule 2.5 or as would not reasonably be expected to prevent or materially delay the consummation by the P2 Parties of the transactions contemplated by this Agreement or otherwise adversely impact the P2 Parties’ ability to perform its obligations hereunder in any material respect, none of the Subject Shares are directly bound by any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.6                               Absence of Litigation.  As of the date hereof, there is no Proceeding pending against, or, to the knowledge of any P2 Party, threatened in writing against any P2 Party or any of the P2 Parties’ properties or assets (including the Subject Shares), nor, to the knowledge of any P2 Party, is there any investigation of a Governmental Entity pending or threatened in writing with respect to any P2 Party, and no P2 Party is subject to any outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the P2 Parties of the transactions contemplated by this Agreement or otherwise adversely impact the P2 Parties’ ability to perform its obligations hereunder in any material respect.

2.7                               Brokers.  No broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company, Parent or Merger Sub is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the P2 Parties, on behalf of the P2 Parties.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the P2 Parties that:

3.1                               Organization; Power and Authority.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and consummation by Parent and Merger Sub of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s organizational powers and have been duly authorized by all necessary organizational actions on the part of Parent and Merger Sub.

3.2                               Authorization; Binding Agreement.  Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the P2 Parties, this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

3.3                               Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens, other than Permitted Liens, pursuant to any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Merger Sub, (ii) violate any provision of Parent’s or Merger Sub’s organizational documents, or (iii) result in a violation or breach of, or constitute a default under any applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay the consummation by Parent and Merger of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s and Merger’s ability to perform their obligations hereunder in any material respect.

3.4                               Absence of Litigation.  As of the date hereof, there is no Proceeding pending against, or, to the knowledge of Parent, threatened in writing against Parent, any of its subsidiaries or any of Parent’s or its subsidiaries’ properties or assets, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened in writing with respect to Parent or any of its subsidiaries, and Parent or any of its subsidiaries is not subject to any outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement or otherwise adversely impact Parent’s or Merger Sub’s ability to perform its obligations hereunder in any material respect.

ARTICLE IV
ADDITIONAL COVENANTS OF THE P2 PARTIES

Each of the P2 Parties hereby covenants and agrees that until the termination of this Agreement:

4.1                               No Transfer; No Inconsistent Arrangements. From and after the date hereof and until this Agreement is terminated in accordance with Section 5.2, no Stockholder shall, directly or indirectly, (i) grant or create any Lien, other than Permitted Liens, on any or all of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, tender, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right, title or interest therein (including any right or power to vote to which such Stockholder may be entitled) (or consent to any of the foregoing), (iii) enter into (or caused to be entered into) any contract with respect to any Transfer of such Stockholder’s Subject Shares, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or similar arrangement, commitment or understanding with respect to any of such Subject Shares or (vi) take or permit any other action that would reasonably be expected to prevent or materially restrict, disable or delay the consummation by the P2 Parties of the transactions contemplated by this Agreement or otherwise adversely impact the P2 Parties’ ability to perform its obligations hereunder in any material respect.  Notwithstanding the foregoing, (x) direct or indirect Transfers of equity or other interests in each of the P2 Parties by its equityholders is not prohibited by this Section 4.1 and (y) each of the P2 Parties may make Transfers of Subject Shares as Parent may, in its sole discretion, agree in writing.  Any Transfer in violation of this Section 4.1 shall be null and void ab initio.  If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until is terminated in accordance with Section 5.2.

4.2                               No Exercise of Appraisal Rights; Actions.  Each Stockholder (i) waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any of the Subject Shares or any rights to dissent from the Merger that the Stockholders may have (collectively, “Appraisal Rights”); (ii) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the Merger; and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, nothing in this Section 4.2 shall constitute, or be deemed to constitute, a waiver or release by the Stockholders of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement by Parent or Merger Sub.

4.3                               Documentation and Information.  Except as required by applicable Law (including without limitation the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), the P2 Parties shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion).  Each of the P2 Parties consents to and hereby authorizes the Company, Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the P2 Parties’ identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the P2 Parties’ commitments and obligations under this Agreement, and each of the P2 Parties acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity.  Each of the P2 Parties agrees to promptly give Parent any information that is in its possession that Parent may reasonably request for the preparation of any such disclosure documents, and each of the P2 Parties agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that the P2 Parties shall become aware that any such information shall have become false or misleading in any material respect.

4.4                               Adjustments.  In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital stock of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5                               Further Assurances.

(a)                                 Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)                                 Each Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Shares acquired by such Stockholder after the date hereof which are not set forth on Schedule A hereto.

ARTICLE V
MISCELLANEOUS

5.1                               Notices.  All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by any party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed telephonically or otherwise.  Such communications must be sent to the respective Parties at the following addresses or facsimile numbers (or at such other address or facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.1:

(a)                              if to Parent or Merger Sub, to

Silver Lake Partners

9 West 57th Street

32nd Floor

New York, NY 10019
Attention:  Andrew J. Schader
Telecopy No.: (212) 981-3566
Email:  andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention:  William Dougherty;

Benjamin Schaye

Email:        w.dougherty@stblaw.com

ben.schaye@stblaw.com

(b)                                 if to the P2 Parties, to

P2 Capital Partners, LLC

590 Madison Avenue, 25th Floor

New York, NY 10022

Fax: (212) 508-5555

Attention:  Alex Silver;

Josh Paulson

Email:       asilver@p2capital.com

jpaulson@p2capital.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 3rd Avenue

New York, NY 10022

Fax: (212) 909-6836

Attention: Andrew L. Bab

Email:       albab@debevoise.com

5.2                               Termination.  This Agreement shall terminate automatically and be of no further force or effect, without any notice or other action by any Person, upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, and (iii) the mutual written consent of all of the parties hereto.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that solely in the event of a termination of this Agreement pursuant to clause (i) above, (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3                               Amendments and Waivers. This Agreement may not be modified, amended, altered or supplemented except by an instrument in writing signed on behalf of each of the parties hereto; except that Section 4.3 may not be modified, amended, altered or supplemented except by an instrument in writing signed on behalf of each of the parties hereto and the Company. Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party; except that any extension or waiver with respect to Section 4.3 shall be valid only if set forth in an instrument in writing signed on behalf of such party and the Company. The delay or failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.4                               Expenses.  All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

5.5                               Binding Effect; Benefit; Assignment.  The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.2.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.6                               Governing Law; Venue.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)                                 The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court.  The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 5.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR ANY OTHER LETTER OR AGREEMENT RELATED TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,

(iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY AGREEMENT CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 5.6.

5.7                               Counterparts; Delivery by Facsimile or Email.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.8                               Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement.

5.9                               Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.10                        Specific Performance. The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.  In any Proceeding for specific performance, the parties will waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 5.10.

5.11                        Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12                        Mutual Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.13                        Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

5.14                        Capacity as Stockholder.  Notwithstanding anything herein to the contrary, (i) each Stockholder signs this Agreement solely in its capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company or any other Person, and (ii) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.15                        No Agreement Until Executed.  This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

5.16                        No Ownership Interest.  Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein.

5.17                        Third Party Beneficiary.  The Company is hereby made a third party beneficiary of Sections 4.3 and 5.3 hereof.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

P2 CAPITAL PARTNERS, LLC

By:	/s/Claus J. Moller
	Name:	Claus J. Moller
	Title:	Managing Member

P2 CAPITAL MASTER FUND I, L.P.

By: P2 Capital Partners, LLC, as Investment Manager

By:	/s/Claus J. Moller
	Name:	Claus J. Moller
	Title:	Managing Member

P2 CAPITAL MASTER FUND VI, L.P.

By: P2 Capital Partners, LLC, as Investment Manager

By:	/s/Claus J. Moller
	Name:	Claus J. Moller
	Title:	Managing Member

P2 CAPITAL MASTER FUND XII, L.P.

By: P2 Capital Partners, LLC, as Investment Manager

By:	/s/Claus J. Moller
	Name:	Claus J. Moller
	Title:	Managing Member

[Signature Page to Voting and Support Agreement]

BHN HOLDINGS, INC.

By:	/s/ Michael Bingle
Name: Michael Bingle
Title: President

[Signature Page to Voting and Support Agreement]

BHN MERGER SUB, INC.

By:	/s/ Michael Bingle
Name: Michael Bingle
Title: President

[Signature Page to Voting and Support Agreement]

Schedule A

Name of Stockholder	Number of Shares
P2 CAPITAL MASTER FUND I, L.P.	1,058,616
P2 CAPITAL MASTER FUND VI, L.P.	1,124,897
P2 CAPITAL MASTER FUND XII, L.P.	816,487
TOTAL	3,000,000